Exhibit 16.1

December 9, 2011

Securities & Exchange Commission
Washington D.C. 20549

We have read the statements included under Item 14 in the attached Form 10 of Steel Partners Holdings L.P. (formerly WebFinancial Holding Corporation) to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements regarding the engagement of Grant Thornton LLP.

Sincerely,

HANSEN, BARNETT & MAXWELL, P.C.

/s/ Mark V. Anderson, CPA

Mark V. Anderson, CPA